Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED EARNOUT AGREEMENT

This AMENDED AND RESTATED EARNOUT AGREEMENT, effective as of September 28, 2022 (as it may from time to time be amended, this “Agreement”), is entered into by and among SIGNA Sports United N.V., a Dutch public limited liability company (“TopCo”), Olympics I Merger Sub, LLC, a Cayman Islands limited liability company (“Olympics I Merger Sub”) as the surviving entity following the merger between Olympics I Merger Sub and Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”) on the Closing Date (as defined below) and SIGNA Sport Projektbeteiligung AG, a Swiss stock corporation (the “Holder” and together with Olympics I Merger Sub and TopCo, the “Parties” and each a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, On June 10, 2021, TopCo entered into that certain Business Combination Agreement, (as amended, the “Business Combination Agreement”), by and among Yucaipa, Olympics I Merger Sub, TopCo, SIGNA Sports United GmbH, a German limited liability company and SIGNA International Sports Holding GmbH, a German limited liability company (“SISH”);

WHEREAS, the closing of the transactions contemplated by the Business Combination Agreement occurred on December 14, 2021 (the “Closing Date”);

WHEREAS, in addition, on the Closing Date and as part of the Exchange, TopCo issued 51,000,000 new ordinary shares of TopCo (the “Earnout Shares”) to SISH on and subject to the terms of that certain Earnout Agreement, effective as of June 10, 2021, by and among TopCo, Yucaipa and SISH (the “Original Earnout Agreement”), which Original Earnout Agreement is being amended and restated hereby;

WHEREAS, pursuant to that certain Transfer and Joinder Agreement, effective as of the Closing Date, by and among SISH, SIGNA Retail Sports Holding GmbH, a Swiss limited liability company (“SIGNA Retail”) and solely for purposes of Section 3 therein, TopCo (the “Transfer Agreement”), among other things, SISH Transferred all of the Earnout Shares to SIGNA Retail, an Approved Transferee (pursuant to the Original Earnout Agreement), and SIGNA Retail accepted such Transfer pursuant to the terms and subject to the conditions of the Transfer Agreement and the Original Earnout Agreement;

WHEREAS, pursuant to that certain Contribution and Joinder Agreement, effective as of the Closing Date, by and among SIGNA Retail, the Holder and solely for purposes of Section 3 therein, TopCo (the “Contribution Agreement”), among other things, SIGNA Retail Transferred all of the Earnout Shares to the Holder, an Approved Transferee (pursuant to the Original Earnout Agreement), and the Holder accepted such Transfer pursuant to the terms and subject to the conditions of the Contribution Agreement and the Original Earnout Agreement; and

WHEREAS, the Parties hereto desire to amend and restate the Original Earnout Agreement as hereafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

Section 1. Terms of the Earnout Shares.

A. Authorization of the Earnout Shares. TopCo duly authorized the issuance of the Earnout Shares to SISH prior to such issuance on the Closing Date.

B. Issuance and Vesting of Earnout Shares.

(i) The Earnout Shares are subject to the restrictions set forth in Section 1.C and Section 1.D until the earlier of (a) their vesting in accordance with Section 1.B(ii) at which time they will automatically become unrestricted shares, and (b) the completion of the transfer of Unvested Shares (as defined below) in connection with their forfeiture in accordance with Section 1.E.

(ii) The Earnout Shares shall vest as follows:

(a) 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price (as defined below) being greater than $12.50 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within ten (10) years after the Closing Date (the “First Trigger Event”);

(b) an additional 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price being greater than $15.00 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within ten (10) years after the Closing Date (the “Second Trigger Event”);

(c) an additional 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price being greater than $17.50 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within ten (10) years after the Closing Date (the “Third Trigger Event”);

(d) an additional 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price being greater than $20.00 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within ten (10) years after the Closing Date (the “Fourth Trigger Event”);

(e) an additional 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price being greater than $22.50 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within ten (10) years after the Closing Date (the “Fifth Trigger Event”); and

(f) an additional 16.667% of the Earnout Shares shall vest upon the occurrence of the Share Price being greater than $25.00 for a period of more than twenty (20) days out of thirty (30) consecutive trading days after the Closing Date but within ten (10) years after the Closing Date (the “Sixth Trigger Event” and collectively with the First Trigger Event, the Second Trigger Event, the Third Trigger Event, the Fourth Trigger Event and the Fifth Trigger Event, the “Trigger Events”).

(iii) In the event that, within ten (10) years after the Closing Date, there occurs any transaction resulting in a Change of Control in which the ordinary shares of TopCo are valued at or above the price thresholds specified in clauses (i)(a) – (f) of this Section 1: (a) the Earnout Shares subject to the applicable price thresholds achieved or exceeded in connection with such Change of Control shall immediately vest and the Holder shall receive the same per share consideration (whether stock, cash or other property) in respect of such Earnout Shares as the other holders of ordinary shares of TopCo participating in such Change of Control; and (b) in the case of any Change of Control Transaction other than a Rollover Change of Control Transaction (as defined below), TopCo shall use commercially reasonably efforts to negotiate and agree in good faith with the acquiror in such Change of Control Transaction an equitable treatment of any Unvested Shares that will not vest in connection with such Change of Control Transaction and shall keep Holder reasonably informed of the status of such negotiations. For the avoidance of doubt, any Change of Control Transaction following which a Person or “group” (within the meaning of Section 13d of the Exchange Act) of Persons (other than TopCo or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in TopCo or any of its Subsidiaries but less than one hundred percent (100%) (a “Rollover Change of Control Transaction”), then any Unvested Shares that will not vest in connection with such transaction will continue as Unvested Shares on and subject to the terms of this Agreement and will not be forfeited or cancelled.

(iv) As used herein: (A) “Share Price” shall mean the price per Share on the New York Stock Exchange (the “NYSE”) (or any other securities market that the Shares are traded or listed on at such time) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by TopCo and the Holder) as of 4:00 p.m., New York, New York time on the relevant date; and (B) “Change of Control” means any transaction or series of transactions (1) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than TopCo or any of its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in TopCo or any of its Subsidiaries, (2) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (x) the members of the Board of Directors of TopCo immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the surviving corporation is a Subsidiary, the ultimate parent thereof or (y) the voting securities of TopCo or any of its Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving corporation is a Subsidiary, the ultimate parent thereof, or (3) the result of which is a sale of all or substantially all of the assets of TopCo (as appearing in its most recent balance sheet) to any Person.

C. Restrictions on Earnout Shares.

(i) Any Earnout Shares that have not vested in accordance with this Agreement (“Unvested Shares”) shall be subject to the following restrictions:

(a) subject to Section 1.C(i)(c) below, the Holder shall not vote, or cause to be voted, any Unvested Shares at any general meeting of TopCo or any meeting of shareholders of a specific class of TopCo (a “Shareholder Meeting”);

(b) subject to Section 1.C(i)(c) below, the Holder shall not exercise, or cause to be exercised, any meeting rights attached to Unvested Shares and shall not register, or cause to be registered, any Unvested Shares to be represented at any Shareholder Meeting;

(c) if any resolution proposed to a Shareholder Meeting is subject to a quorum, or if a qualified majority becomes applicable to any such resolution if a quorum is not represented, then (and only then) shall the Holder be allowed to exercise the meeting rights attached to its Unvested Shares and register its Unvested Shares for such Shareholder Meeting, provided always that the Holder abstains from voting any Unvested Shares;

(d) the Holder shall not be entitled to receive any distribution that is declared or made payable on any Unvested Shares, including dividends, distributions from reserves, distributions from capital reductions or liquidation proceeds, whether in cash, in the form of assets or in the form of TopCo securities (a “Distribution”); and

(e) the Holder shall not exercise, or cause to be exercised, any other rights or entitlements arising from or attached to any Unvested Shares, including the rights under Sections 2:110, 2:111 and 2:114a of the Dutch Civil Code.

(ii) The Holder irrevocably waives any right and entitlement arising from or attached to any Unvested Shares to the maximum extent permitted by applicable law.

(iii) Without prejudice to the foregoing provisions of this Section 1.C, to the extent the Holder receives any proceeds from any Distribution on any Unvested Shares, the Holder shall promptly return such proceeds to TopCo.

D. Transfer of Earnout Shares.

(i) The Holder shall not Transfer any Unvested Shares; provided, however, that nothing herein shall prohibit a Transfer of any Unvested Shares to any Approved Transferee (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in writing, reasonably satisfactory in form and substance to TopCo to be bound by all of the terms of this Agreement. Any Transfer of Unvested Shares in violation of this Section 1.D(i) shall be null and void.

(ii) As used herein: (a) “Transfer” shall mean offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, demerger, tendering into any tender offer, distribution, redemption, repurchase or exchange offer or otherwise); (b) “Approved Transferee” shall mean (1) any third party providing financing, directly or indirectly, to TopCo, (2) any Affiliate of TopCo and/or Holder and (3) any direct or indirect (upstream and/or downstream and/or sidestream) Affiliate of a direct or indirect (including parent, grandparent etc. entities and their respective Affiliates) Affiliate of TopCo and/or Holder; (c) “Affiliate” shall mean (1) any person or legal entity holding a Qualified Shareholding in the relevant person or legal entity and (2) any person or legal entity in which the relevant person or legal entity holds a Qualified Shareholding; and (d) “Qualified Shareholding” shall mean a position holding (1) directly (through one or more intermediaries) alone or together with Affiliates at least 25 percent of the voting rights and/or share capital, or (2) alone or together with other immediate family members (including spouses) the position of founder and/or beneficiary of a trust or private foundation which is a direct or indirect Affiliate of TopCo and/or Holder.

(iii) The books and records of TopCo evidencing the Unvested Shares shall be imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER SET FORTH IN THE AMENDED AND RESTATED EARNOUT AGREEMENT, DATED AS OF SEPTEMBER 28, 2022 BY AND AMONG SIGNA SPORTS UNITED N.V., SIGNA SPORT PROJEKTBETEILIGUNG AG AND OLYMPICS I MERGER SUB, LLC, AS IT MAY BE AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME.”

(iv) No later than two (2) Business Days following the date on which any Unvested Shares vest in accordance with this Agreement, TopCo shall remove or cause to be removed the Legend from the books and records of TopCo evidencing any Earnout Shares with respect to which a Trigger Event has occurred.

E. Forfeiture of Earnout Shares. On the tenth (10th) anniversary of the Closing Date, all Unvested Shares shall be cancelled or forfeited and shall promptly be transferred to TopCo for no consideration; provided that, to the extent such transfer is not permitted under applicable law at that time, such transfer shall take place as soon as it is permitted under applicable law. The Holder hereby irrevocably agrees to cooperate with such cancellation, forfeiture or transfer against no consideration.

Section 2. Representations and Warranties of TopCo. As a material inducement to the Holder to enter into this Agreement, TopCo hereby represents and warrants to the Holder that:

A. Organization and Corporate Power. TopCo is a Dutch private limited liability company duly incorporated, validly existing and in good standing under the laws of the Netherlands and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of TopCo. TopCo (i) possessed all requisite corporate power and authority necessary to execute and deliver the Original Earnout Agreement and to consummate the transactions contemplated thereby and (ii) possesses all requisite corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

B. Authorization; No Breach.

(i) The execution, delivery and performance of the Original Earnout Agreement and the issuance of the Earnout Shares was duly authorized by all necessary corporate action on the part of TopCo. The Original Earnout Agreement constituted the valid and binding obligation of TopCo, enforceable in accordance with its terms.

(ii) The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of TopCo. This Agreement constitutes the valid and binding obligation of TopCo, enforceable in accordance with its terms.

(iii) The execution and delivery by TopCo of the Original Earnout Agreement, the issuance of the Earnout Shares and the fulfillment, of and compliance with, the respective terms thereof by TopCo, did not on the date of the Original Earnout Agreement or as of the Closing Date: (a) result in any breach of any provision of TopCo’s Governing Documents, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo was or is a party, (c) violate, or constitute breach under, any Order or applicable Law to which TopCo or any of its properties or assets were or are bound or (d) result in the creation of any Lien upon any of the assets or properties of TopCo (other than any Permitted Liens).

(iv) The execution and delivery by TopCo of this Agreement and the fulfillment, of and compliance with, the terms hereof by TopCo, does not: (a) result in any breach of any provision of TopCo’s Governing Documents, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo is a party, (c) violate, or constitute breach under, any Order or applicable Law to which TopCo or any of its properties or assets are bound or (d) result in the creation of any Lien upon any of the assets or properties of TopCo (other than any Permitted Liens).

C. Title to Securities. Upon issuance in accordance with the terms of the Original Earnout Agreement, the Earnout Shares were duly authorized, validly issued, fully paid and nonassessable (meaning that a holder of an Earnout Share shall not by reason of merely being such a holder be subject to assessment or calls by TopCo or its creditors for further payment on such Earnout Share). Upon issuance in accordance with the terms of the Original Earnout Agreement, SISH had good title to the Earnout Shares, free and clear of all liens, claims and encumbrances of any kind, other than (i) restrictions under the Original Earnout Agreement, under the Business Combination Agreement (if any) and the other agreements contemplated thereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of SISH.

D. Governmental Consents.

(i) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority was required on the part of TopCo in order to permit TopCo’s execution, delivery or performance of its obligations under the Original Earnout Agreement or the consummation of the transactions contemplated thereby, except for (a) such filings with and approvals of the NYSE to permit the Earnout Shares to be listed on the NYSE and (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to SISH, taken as a whole.

(ii) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of TopCo in order to permit TopCo’s execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Holder, taken as a whole.

Section 3. Representations and Warranties of the Holder. As a material inducement to TopCo entering into this Agreement, the Holder hereby represents and warrants to TopCo that:

A. Organization and Requisite Authority. The Holder is a Swiss stock corporation that has been duly formed and is validly existing under the laws of the Swiss Confederation. The Holder is qualified to do business in every jurisdiction in which the Holder does business and where the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Holder. The Holder possesses all requisite corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

B. Authorization; No Breach.

(i) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Holder. This Agreement constitutes the valid and binding obligation of the Holder, enforceable in accordance with its terms.

(ii) The execution and delivery by the Holder of this Agreement and the fulfillment of, and compliance with, the terms hereof by the Holder, do not and will not as of the Closing Date: (a) result in any breach of any provision of the Holder’s Governing Documents, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which the Holder is a party, (c) violate, or constitute a breach under, any Order or applicable Law to which the Holder or any of its properties or assets are bound or (d) result in the creation of any Lien upon any of the Holder’s assets or properties (other than any Permitted Liens).

C. Investment Representations.

(i) The Holder and any Approved Transferee pursuant to a Permitted Transfer in accordance with Section 1.D (in either case, an “Investing Holder”) acquired or is acquiring, as applicable, the Earnout Shares for the Investing Holder’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof in violation of the Securities Act (as defined below).

(ii) The Investing Holder was, or is, as applicable, an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D.

(iii) The Investing Holder understood or understands, as applicable, that the Earnout Shares were offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Transfer was or is being made upon the truth and accuracy of, and the Investing Holder’s compliance with, the representations and warranties of the Investing Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Investing Holder to acquire such Earnout Shares.

(iv) The Investing Holder did not decide to enter into this Agreement or agree to be bound by the terms of this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(v) The Investing Holder has been furnished with all materials relating to the business, finances and operations of TopCo and materials relating to the offer of the Earnout Shares which have been requested by the Investing Holder. The Investing Holder was afforded the opportunity to ask questions of the executive officers and directors of TopCo. The Investing Holder understood or understands, as applicable, that its investment in the Earnout Shares involves a high degree of risk and it has sought such accounting, legal and tax advice as it considered necessary to make an informed investment decision with respect to the acquisition of the Earnout Shares.

(vi) The Investing Holder understood or understands, as applicable, that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Earnout Shares or the fairness or suitability of the investment in the Earnout Shares by the Investing Holder nor have such authorities passed upon or endorsed the merits of the offering of the Earnout Shares.

(vii) The Investing Holder understood or understands, as applicable, that: (a) the Earnout Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless the Earnout Shares are (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (b) neither TopCo nor any other person is under any obligation to register the Earnout Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder, except as provided in that certain Amended and Restated Registration Rights Agreement dated as of December 14. 2021, by and among TopCo and the other parties identified therein.

(viii) The Investing Holder had or has, as applicable, the knowledge and experience in financial and business matters, knowledge of the high degree of risk associated with investments in the securities of companies such as TopCo, was or is, as applicable, capable of evaluating the merits and risks of an investment in the Earnout Shares and was or is, as applicable, able to bear the economic risk of an investment in the Earnout Shares in the amount contemplated hereunder for an indefinite period of time. The Investing Holder had or has, as applicable, adequate means of providing for its current financial needs and contingencies and had or has, as applicable, no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Earnout Shares. The Investing Holder can afford a complete loss of its investments in the Earnout Shares.

Section 4. Termination.

A. This Agreement shall terminate on the earlier of (a) the date on which the parties hereto mutually agree in writing to terminate this Agreement and (b) September 28, 2032; provided that, if the Holder holds Unvested Shares upon the termination of this Agreement, Sections Section 1.C through E and Section 5 shall survive the termination of this Agreement until the forfeiture of those Unvested Shares as contemplated by Section 1.E has been completed in accordance with that provision.

Section 5. Miscellaneous.

A. Assignment. Except pursuant to Section 1.D(i) or as otherwise contemplated by the Business Combination Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party (whether by operation of law, merger or otherwise) without the prior written consent of each other Party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 5.A shall be void. Notwithstanding the foregoing, Olympics I Merger Sub may Transfer its rights, interests or obligations hereunder to TopCo without the prior written consent of any other party.

B. Governing Law; Jurisdiction; Waiver of Jury Trial.

(i) This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(ii) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 5.B.

(iii) THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5.B.

C. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by email (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Party as follows:

(i)	if to TopCo or Olympics I Merger Sub*, to:

SIGNA Sports United N.V.

Kantsraße 164

10623 Berlin

Germany

Attn: Tilman Wink; Steffanie Kniepen

Email: t.wink@signa-sportsunited.com; s.kniepen@signa-

sportsunited.com

*(if to Olympics I Merger Sub, then addressed to Olympics I Merger Sub,

LLC, c/o the contact in the formation immediately above)

(ii)	if to Holder, to:

SIGNA Sport Projektbeteiligung AG

Bärengasse 29

8001 Zurich, Switzerland

Attn: Mike Özkan

Email: m.oezkan@signa-retail.ch

D. Further Assurances. Subject to the terms and conditions of this Agreement, the Parties agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s reasonable request and without further consideration, the other parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as required in order to consummate the transactions contemplated hereby.

E. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

F. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement.

G. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

H. Amendment and Waivers. This Agreement may be amended or modified only by a written agreement executed and delivered by the parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 5.H shall be void, ab initio.

I. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

J. Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

K. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 5.K shall not be required to provide any bond or other security in connection with any such injunction. In addition to any right to claim for damages and the right to claim an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement, in the event of a breach of by the Holder of any of the obligations and restrictions set out in Section 1.C, D, and/or E, the Holder shall, without any further action being required, (i) immediately following the expiry of the cure period referenced below pay an amount equal to USD 4,000,000 per breach, to be increased by USD 100,000 for each day such breach continues, as a penalty (and not in lieu of damages) to TopCo until such time as the Unvested Shares are cancelled (and Topco shall use commercially reasonable efforts to cancel such Unvested Shares as promptly as practicable), and (ii) be obliged to cooperate with a cancellation of the Unvested Shares, or a prompt transfer of such Unvested Shares to TopCo for no consideration, each without prejudice to any other rights or remedies available to TopCo; provided that such remedies shall only apply with respect to a breach in the event that TopCo has delivered written notice to the Holder of such breach and the Holder has not cured such breach within thirty (30) calendar days after written notice thereof has been received by the Holder.

L. Proxy. For the purpose of Section 1.E and Section 5.K, the Holder hereby severally, irrevocably and unconditionally appoints TopCo, with full power of substitution, as its duly appointed attorney with the power to do all such things (including the granting of a power of attorney and the execution of a notarial deed of transfer and other documents) as may be necessary or useful to effect any transfer of Unvested Shares (in whole or in part), for the event that the Holder is obligated to cooperate with the cancelation, or transfer its Unvested Shares (in whole or in part) pursuant to any of the aforementioned Sections and fails to do so at the proposed transfer date. The Holder declares that all acts and things validly and lawfully done by TopCo (or its substitute) in exercising the powers conferred on it under this Section will be as good and valid as if they had been done by the Holder itself and that, to the extent that this is not the case, the Holder agrees to ratify and confirm whatever is validly and lawfully done by TopCo (or its substitute) in exercising such powers.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

TOPCO:

SIGNA Sports United N.V.

By:	/s/ Stephan Zoll
Name: Stephan Zoll
Title: Chief Executive Officer

By:	/s/ Dieter Berninghaus
Name: Dieter Berninghaus
Title: Non-Executive Director

[Signature Page to A&R Earnout Agreement]

HOLDER

SIGNA Sport Projektbeteiligung AG

By:	/s/ Mike Özkan
Name: Mike Özkan
Title: Director

[Signature Page to A&R Earnout Agreement]

OLYMPICS I MERGER SUB:

Olympics I Merger Sub, LLC

By its Member:
SIGNA Sports United N.V.

By:	/s/ Stephan Zoll
Name: Stephan Zoll
Title: Chief Executive Officer

By:	/s/ Dieter Berninghaus
Name: Dieter Berninghaus
Title: Non-Executive Director

[Signature Page to A&R Earnout Agreement]